Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Covenant Transportation Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, and 333-189060) of Covenant Transportation Group, Inc. of our report dated February 28, 2014, relating to our audit of the balance sheets of Transport Enterprise Leasing, LLC as of December 31, 2013 and 2012, and the related statements of income and changes in members’ equity and cash flows for the years then ended.

/s/ Lattimore Black Morgan & Cain, PC

Chattanooga, Tennessee

March 18, 2014

Return to Form 10-K